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                                                                    Exhibit 10.7


                                  [Letterhead]



                              EMPLOYMENT AGREEMENT

                                     between

                                IT STAFFING LTD.

                                       and

                                   JOHN SILVER

TERMS
-----

It is agreed that IT Staffing is offering you employment as a Senior Vice President under the following terms:

(a)  Your starting salary will be $175,000 US per annum;
(b)  You are entitled to a monthly car allowance of $750.00 US;
(c)  You are granted 50,000 company stock options;
(d) You are entitled to a bonus equal to 4% of the net profit of the business in your jurisdiction;
(e)  You are entitled to four (4) weeks of paid vacation per year;
(f) Your employment is guaranteed for a period of 12 months from your start date of August 10, 1998;
(g)  A salary review will be performed after six (6) months;
(h) You will be a member of IT Staffing's executive committee effective August 10, 1998;
(i) In 1999, Declan French will propose to the Board of Directors that you be considered for a seat on the Board.

EXCLUSIVITY
-----------

During the term of your employment, you agree to serve IT Staffing Ltd. diligently and faithfully and agree that you shall not, during the term, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business.

You shall be employed on a full time basis for IT Staffing Ltd. and it is understood that the hours of work involved may vary and be irregular and are those hours of work required to meet the

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objectives of the employment. You acknowledge that this paragraph constitutes agreement to work hours above and beyond where the agreement is required by legislation.

You agree that your duties, responsibilities, reporting relationships and the location of your employment may be changed from time to time by IT Staffing Ltd. as the company may deem appropriate, and that these changes will not effect or change any other part of this agreement.

CONFIDENTIALITY

You acknowledge that as a Senior Vice President employed by IT Staffing Ltd. and in other positions and responsibilities as you may hold from time to time, you will acquire information about certain matters which are confidential to the company, which information is the exclusive property of the IT Staffing Ltd. You acknowledge that such information is the sole property of the IT Staffing Ltd. and could be used to the detriment of the IT Staffing Ltd. Accordingly, you undertake to keep all such information in the strictest confidence and agree not to disclose it to any other person or entity either during or following your term of employment, except as may be strictly necessary to perform your duties, except with the written permission of the Chief Executive Officer of the company or his designate.

TERMINATION

Subject to paragraph 2 above, your employment pursuant to this agreement may be terminated in the following manner in the specified circumstances:

(a) By you, on the giving of three (3) months advance notice in writing to IT Staffing Ltd. The company may waive notice, in whole or in part, but will nonetheless continue to pay you for the three months in question.

(b) By IT Staffing Ltd., on the giving of three (3) months advance notice in writing;

(c) By IT Staffing Ltd., without notice or payment in lieu thereof, for cause. For the purposes of this agreement, "cause" shall mean:

       i)   any material breach of the provisions of this agreement by you;

       ii) incompetence or failure to discharge any of the responsibilities set out above to the satisfaction of the IT Staffing Ltd.;

       iii) insubordination or dishonesty

       iv) your absence from work for any reason which results in your inability to perform your duties in accordance with this agreement for a period of 20 regular or scheduled work days in any 180 day period (excluding accident or injury);

       v) all omissions which would have been cause at law, in addition to the above.

The failure of IT Staffing Ltd. to rely on provision (c) at any time or times shall not constitute a precedent or be deemed a waiver. The company may, in its sole discretion, give notice of termination or payment in lieu thereof without prejudice to its right to allege cause for termination.

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COMPETITION

It is agreed by you that;

(a) you recognise and acknowledge the competitive advantage that would be provided by and the confidential nature of all material, including but without limitation, non-public financial and business information and documents, which have been made available to you during the course of your employment by IT Staffing Ltd.

(b) you confirm and agree that, except as required by law, you will not disclose, release, remove or retain any of the information or documents made available to, or obtained by you, during the course of your employment by IT Staffing Ltd. without the prior written consent of IT Staffing Ltd.

(c) you will not, without the prior written consent of IT Staffing Ltd. for a period of two years (2) from the date of your termination, directly or indirectly, solicit for employment by you or any other person, firm or corporation, any person who is at the date of termination employed by, whether full time or part time or by any arrangement, IT Staffing Ltd. and;

(d) you will not, without the prior written consent of IT Staffing Ltd., for a period of six (6) months from the date of your termination, directly or indirectly solicit any clients or candidates of IT Staffing.

I trust that you will find the terms and conditions set out above acceptable. On behalf of IT Staffing Ltd., I am pleased that you have agreed to join us and wish you a long and successful association.

/s/ Declan French                                7/24/98
-----------------------------------            ---------------------------------
Declan French                                  Date
President
IT Staffing Ltd.

I have read and fully understood the provision of the letter of agreement set out on the preceding pages above. I acknowledge having had an opportunity to seek such advice with respect to its contents as I consider appropriate. By my signature below, I hereby accept the offer of employment outlined outlined in the attached letter and acknowledge receiving a duplicate copy of this letter of agreement on the date indicated below.

        /s/ John Silver


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